OFFICE DEPOT ANNOUNCES PLANNED PRIVATE PLACEMENT OF
$300 MILLION TEN-YEAR NOTES

(Delray Beach, Fla) August 5, 2003 — OFFICE DEPOT, INC. (NYSE: ODP) today announced that it plans to raise up to $300 million through an institutional private placement of its ten-year senior notes. Completion of the offering is anticipated by mid-August, subject to market conditions.

Net proceeds of the debt offering will be used to enhance corporate liquidity following the Company’s recent acquisition of Guilbert, S.A., for working capital and other corporate purposes.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the notes. The notes will be privately offered only to qualified institutional buyers under Rule 144A and under Regulation S of the United States Securities Act of 1933, as amended. The notes may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION: This press release contains forward-looking information regarding our contemplated future issuance of debt securities by means of a private placement. These are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements involve risks and uncertainties which may cause actual results to differ materially from those discussed herein. Our ability to consummate the proposed private placement of debt securities includes uncertainties relating to market conditions for debt securities in general and for our debt securities in particular. Other risks and uncertainties regarding Office Depot, Inc. are detailed from time to time in our filings with the United States Securities and Exchange Commission (“SEC”), including without limitation our most recent filing on Form 10-K, filed on March 13, 2003, and in our 10-Q and 8-K filings made from time to time. You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company’s SEC filings are readily obtainable at no charge at www.sec.gov and at www.freeEDGAR.com, as well as on a number of other commercial web sites. We specifically disclaim any obligation to update the forward-looking statements contained herein, although we may voluntarily elect to do so.